UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

ARAMARK Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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THE FOLLOWING DOCUMENTS WERE DISTRIBUTED TO CERTAIN EMPLOYEES ON

OCTOBER 4, 2006.

LYNN B. MCKEE

EXECUTIVE VICE PRESIDENT

HUMAN RESOURCES

October 4, 2006

Dear ARAMARK Employee:

These are exciting times for ARAMARK. Now that a merger agreement has been signed, we are pleased to be able to communicate with you. We recognize that you have many questions concerning the expected transition to a new, privately-held company.

Some of your questions will most likely concern your company stock or options. We are delighted that the proposed transaction at $33.80 per share represents an approximately 20% premium over the closing price of ARAMARK stock prior to the original announcement of the buyout proposal.

The enclosed document includes answers to questions regarding the Stock Ownership and Option Plans. Please note that not all of these Plans may apply to you. During this transition period, we may not yet have answers to every question, but we will update you as additional information becomes available.

Keep in mind that this information assumes that the merger agreement will be approved by shareholders, required regulatory approvals will be obtained, certain other conditions will be satisfied and the merger will be closed. Based on these assumptions, the transaction is expected to be completed by December 2006 or, depending on market or other external conditions, in early 2007.

We will continue to keep you informed of important information as we are able to share it with you.

Sincerely,

/s/ Lynn B. McKee
Lynn B. McKee

Questions And Answers About ARAMARK Stock

Your Current Stock Ownership

Q:	Can I keep my current ARAMARK shares?

A:	No. Current ARAMARK shares will be converted in the merger into the right to receive $33.80 per share in cash. We refer to this amount as the merger consideration.

Q:	Will the merger happen automatically? How do I get my money?

A:	If the merger is closed and your book entry shares are held through Mellon Investor Services, Mellon Investor Services will automatically send you payment for your shares. If your shares are held by another bank or broker, you will receive instructions from the bank or broker about what you must do to receive payment for your shares.

Q:	Do I need to take any action now in connection with the merger?

A:	No, there is nothing for you to do at the present time. As part of the merger process, a stockholders meeting will be scheduled. You will receive a proxy statement prior to the stockholders meeting that will provide you with information as to how to vote your shares.

Q:	Will I be taxed on the proceeds from the conversion of ARAMARK stock to cash?

A:	Information on international tax implications will be distributed separately. You should consult your own tax advisors to determine the particular tax consequences of your receipt of cash pursuant to the merger.

Q:	When will my merger consideration be paid?

A:	We anticipate that payment would be made as promptly as possible after the close of the transaction.

Your Current Stock Options

Q:	What happens to any unexercised stock options under the Equity Incentive Plan?

A:	You would receive payment for the difference between the exercise price of the stock options as noted on your grant certificate and the merger consideration of $33.80, multiplied by the number of stock options. This includes all unexercised options, whether vested or not, as any unvested options will automatically vest provided you are an active employee at the time the transaction closes. Information on international tax implications will be distributed separately.

Q:	What happens to any unexercised ARAMARK shares under the remaining Installment Stock Purchase Opportunity (ISPO) or Cumulative ISPO installments?

A:	If the transaction closes before the start of the next installment exercise period (December 15, 2006), any remaining purchase opportunities would be accelerated provided you are an active employee at the time the transaction closes, but you would not need to submit payment for the shares. The company will pay you the difference between the exercise price of the installment stock options as noted on your grant certificate and the merger consideration of $33.80, multiplied by the number of stock options. Information on international tax implications will be distributed separately.

If the transaction does not close by December 15, 2006, then you will have the right to exercise the applicable installment stock purchase opportunity during the exercise period, in accordance with the terms of the ISPO and/or CISPO.

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that this Q&A was not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties under federal, state or local tax law.

QUESTIONS ABOUT YOUR ACCOUNTS?

If you have questions about your ARAMARK Retirement Savings Plan, ARAMARK Uniform and Career Apparel Retirement Savings Plan and/or SURP accounts, you can access additional information at: www.401k.com Or, you may call the Fidelity Retirement Plan Service Center at 877-236-9472 and speak with a customer service representative.

If you have questions about your stock ownership account(s), you can view this information at: www.melloninvestor.com. Or, you may call Mellon Investor Services at 800-803-6180 and speak with a customer service representative.

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, ARAMARK has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by ARAMARK at the SEC website at http:// www.sec.gov. The definitive proxy statement (when available) and other documents also may be obtained for free from ARAMARK by directing such request to ARAMARK Corporation, Investor Relations Department, ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107, telephone (215) 238-3708.

ARAMARK and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the merger. Information concerning the interests of ARAMARK’s participants in the solicitation, which may be different than those of ARAMARK stockholders generally, is set forth in ARAMARK’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger.